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                                                                      EXHIBIT 10


                 RESOLUTIONS OF EXECUTIVE COMPENSATION COMMITTEE
                                       OF
                              BANCWEST CORPORATION

                          Re: Long-Term Incentive Plan

        WHEREAS, this Committee wishes, subject to the approval of the Board of Directors of BancWest Corporation, to amend the BancWest Corporation Long-Term Incentive Plan (hereinafter the "Plan");

        NOW, THEREFORE, BE IT

        RESOLVED, that the Committee hereby amends the Plan as set forth in
Exhibit 1 attached hereto.

        RESOLVED, FURTHER, that any officer of BancWest Corporation is hereby authorized, directed, and ordered to take such other action as he may deem necessary or proper in order to consummate the matters authorized in these resolutions.
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                        RESOLUTIONS OF BOARD OF DIRECTORS
                                       OF
                              BANCWEST CORPORATION

                          Re: Long-Term Incentive Plan

        WHEREAS, this Board wishes to approve an amendment to the BancWest Corporation Long-Term Incentive Plan (hereinafter the "Plan");

        NOW, THEREFORE, BE IT

        RESOLVED, that the Board hereby approves the amendment to the Plan as set forth in Exhibit 1 attached hereto.

        RESOLVED, FURTHER, that any officer of BancWest Corporation is hereby authorized, directed, and ordered to take such other action as he may deem necessary or proper in order to consummate the matters authorized in these resolutions.

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                                    Exhibit 1

                               AMENDMENT NO. 3 TO
                              BANCWEST CORPORATION
                            LONG-TERM INCENTIVE PLAN

        In accordance with Section 9.1 of the BancWest Corporation Long-Term Incentive Plan (hereinafter the "Plan"), the Plan is hereby amended in the following respects:

        1. Section 5.1 of the Plan is hereby amended to read in its entirety as follows:

               5.1 Grant of Awards. Subject to the terms of the Plan, Awards may be granted to eligible Employees at any time and from time to time, as shall be determined by the Committee. Subject to the terms of the Plan, the Committee shall have complete discretion in determining the target amount (expressed as a percentage of the Participant's average annual base salary during the Performance Period) of the Award granted to each Participant. Average annual base salary shall be computed for each Participant by averaging the annualized base salary in effect on the last calendar day of each year of the Performance Period following the determination of that Participant's target amount.

        2. Section 5.2 of the Plan is hereby amended to read in its entirety as follows:

               5.2  Awards.

                      (a) Value of Awards. For each Performance Period, the Committee shall establish in writing one or more objective performance goals that shall modify the target amount of Awards to determine the Award value that becomes payable to Participants. The performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of the Award payable to each Participant upon attainment of the goals. The formula or standard shall specify the individual employees or the class of employees to which it applies. There shall be no discretion under the objective formula or standard to increase the amount of compensation that would otherwise be due upon attainment of any performance goal. However, the Committee shall have discretion prior to payment of any Award to reduce the amount of the Award derived from the formula or standard. In the case of Awards intended to satisfy the deductibility requirements of Section 162(m) of the Internal Revenue Code, the performance goals shall be established within the first 90 days of

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                      the Performance Period (or any shorter period required by
                      applicable regulations).

                      (b) Performance Periods. The time period during which the performance goals apply shall be called a "Performance Period." Performance Periods shall, in all cases, exceed six months in length.

                      (c) Performance Goals. The performance goals for Awards shall consist of objective criteria based on one or more of the following: net income, net income before taxes, operating earnings, cash earnings, operating cash earnings, financial return ratios (including return on average total assets, return on tangible total assets, return on average stockholders' equity, return on average tangible stockholders' equity, average stockholders' equity to average total assets, risk-adjusted return on capital, economic value added, efficiency ratio, expense ratio, revenue growth, noninterest income to total revenue ratio, and net interest margin), total stockholder return, earnings per share, cash earnings per share, diluted earnings per share, diluted cash earnings per share, and stock price.

                      Performance goals may be measured (i) solely on a corporate, subsidiary, or business unit basis or a combination thereof and/or (ii) on actual or targeted growth factors. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance goals. The formula for any Award may include or exclude items that measure specific objectives, such as the cumulative effect of changes in generally accepted accounting principles, losses resulting from discontinued operations, securities gains and losses, restructuring, merger-related and other nonrecurring costs, amortization of goodwill and intangible assets, extraordinary gains or losses, and any unusual, nonrecurring gain or loss that is separately quantified in the Corporation's financial statements. In addition, any performance measure expressed on a per-share basis shall, in case of a recapitalization, stock dividend, stock split or reverse stock split affecting the number of outstanding shares, be mathematically adjusted so that the change in outstanding shares does not cause a substantive change in the relevant goal.

                      (d) Maximum Payout. The maximum payout to any Participant with respect to an Award for any Performance Period shall be $3,000,000.
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        The amendments set forth herein shall be for Performance Periods commencing on or after January 1, 2000.

        TO RECORD the adoption of these amendments, BancWest Corporation has executed this document this 16th day of March, 2000.

                                    BANCWEST CORPORATION

                                    By  /s/ HERBERT E. WOLFF
                                        ----------------------------------------
                                            Herbert E. Wolff
                                            Its Senior Vice President
                                               and Secretary